Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRTUALSCOPICS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2014 FINANCIAL RESULTS; AWARDS OUTSTANDING AND BOOKINGS REFLECT A TWO-FOLD INCREASE OVER 2013 FIRST SIX MONTHS

ROCHESTER, N.Y., August 14, 2014—VirtualScopics, Inc. (NASDAQ:VSCP), a leading provider of clinical trial imaging solutions, today reported the financial results for the second quarter and six months ended June 30, 2014. Awards outstanding and bookings for the first six months of 2014 increased to $17.6 million, more than double the $7.7 million reported during the same period in 2013. Year to date 2014 awards outstanding and bookings are approximately $23.5 million, 115% of the $20.5 million recognized in the full year 2013 with over four months still left in the year.

“We are very pleased with these year over year comparisons and the fact that the positive momentum established in the first quarter of 2014 is continuing,” said Eric T. Converse, president and chief executive officer. “New business wins this year include the return of two big pharma companies to VirtualScopics and a Phase III clinical study with a significant new customer in addition to our first-ever program award in the first quarter of 2014. We believe this year’s significant increase in awards outstanding and bookings will result in improved revenues and the company’s return to profitability in 2015.”

“During the second quarter of 2014,” Mr. Converse continued, “we completed a number of strategic initiatives that centered around the formation of an international commercial and operational alliance with London-based IXICO plc, the brain health company. Less than two months after signing our strategic alliance, we have already experienced the benefit of our two companies working together with our first joint win of an award. Additionally, in June we opened a joint office in New Hope, Pennsylvania, in the heart of the Big Pharma corridor where many of our customers are located. VirtualScopics and IXICO also announced the formation of a joint Scientific Advisory Board with seven initial members that will focus on current and future roles of imaging in clinical trials for early and late phase oncology, cardiology, metabolic disorders and neurology studies.”

Revenues for the second quarter of 2014 were $2,648,747 compared to $3,706,677 in the second quarter of 2013. Revenues for the first six months of 2014 were $5,001,732 compared to $6,239,264 in the first six months of 2013. In the second quarter of 2013, the company completed a six week, Phase III breast cancer study that generated over $1 million in revenue. In addition, the decrease in revenues in the 2014 periods is indicative of the related slowdown in the amount of new projects awarded in 2012, the timing of the initiation of projects, and the large number of studies that ended during 2013 and the first six months of 2014.

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com

VirtualScopics, Inc. Second Quarter 2014 Financial Results, page 2

VirtualScopics reported a net loss for the second quarter of 2014 of $731,531 compared to net income of $134,286 in the second quarter of 2013. In the first six months of 2014, the company reported a net loss of $1,377,904 compared to a net loss of $978,661 in the 2013 six months period. The net loss in the 2014 periods is primarily related to the decrease in the volume of revenue and VirtualScopics’ increased investments in infrastructure, systems, training and human capital offset by no additional monies being spent on the personalized medicine application.

“We look forward to our positive new business development efforts continuing in the second half of 2014,” Mr. Converse said. “The entire VirtualScopics team is focused on providing the highest quality customer service and unsurpassed innovative imaging solutions for all of our pharmaceutical and contract research organization (CRO) customers. We will continue to invest in our business and believe the investments we are making this year will result in the company’s future prosperity.”

Conference Call and Webcast Information

The company’s management will host a conference call and webcast today at 8:30 a.m. ET to discuss the company’s second quarter and six months 2014 financial results and business outlook. The conference call dial in information, webcast URL and replay information is as follows:

•	Domestic Call Dial In: 877-407-8035
•	International Call Dial In: 201-689-8035
•	Conference Call ID: 13587794

An accompanying slide presentation to enhance managements’ formal remarks, as well as a webcast of the call, can be accessed at www.virtualscopics.com/webcasts.aspx or at:

http://www.investorcalendar.com/IC/CEPage.asp?ID=173036.

A replay and slide presentation will be available one hour after the conclusion of the conference call for 90 days, and can be accessed accordingly:

•	Replay Domestic Call Dial In: 877-660-6853
•	Replay International Call Dial In: 201-612-7415
•	Replay Conference Call ID: 13587794
•	Webcast and slide presentation can be accessed at www.virtualscopics.com/webcasts.aspx or at: http://www.investorcalendar.com/IC/CEPage.asp?ID=173036.

About VirtualScopics, Inc.

VirtualScopics, Inc. (NASDAQ:VSCP) is a leading provider of clinical trial imaging solutions to accelerate drug and medical device development. For risk-averse, time-constrained Clinical

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com

VirtualScopics, Inc. Second Quarter 2014 Financial Results, page 3

Trial Study Teams, Medical Directors and Imaging Scientists who require quality imaging data delivered on-time, within budget and on a consistent basis, VirtualScopics’ clinical trial imaging solutions are an inspired true exception to commonly accepted services provided by other clinical trial imaging providers. Because of the scientific and operational flexibility and responsiveness they can offer, VirtualScopics’ clinical trial imaging solutions deliver special performance advantages compared to other image service providers that offer common, every day clinical trial imaging services. For more information about VirtualScopics, Inc. please visit www.virtualscopics.com.

Forward-looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the company’s investment in infrastructure, new office in New Hope, Pennsylvania, the Scientific Advisory Board, the strategic alliance with IXICO plc, the increase in awards outstanding and bookings and new customer contract signings and awards and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contract awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risk of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update such forward-looking statements.

For More Information, Contact:

Donna N. Stein, APR, Fellow PRSA

Managing Partner,

Donna Stein & Partners

315-361-4672

Email: dstein1@twcny.rr.com

Financial Tables to Follow

Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com

VirtualScopics, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$2,542,048	$3,546,607	$4,789,001	$5,829,438
Reimbursement revenues	106,699	160,070	212,731	409,826
Total revenues	2,648,747	3,706,677	5,001,732	6,239,264

Cost of services	1,601,679	1,776,524	3,090,758	3,274,063
Cost of reimbursement revenues	106,699	160,070	212,731	409,826
Total cost of services	1,708,378	1,936,594	3,303,489	3,683,889
Gross profit	940,369	1,770,083	1,698,243	2,555,375

Operating expenses
Research & development	306,289	349,754	592,185	803,164
Sales & marketing	482,807	430,153	827,884	787,805
General & administrative	807,642	777,354	1,494,643	1,772,656
Depreciation & amortization	75,526	90,554	162,028	186,867
Total operating expenses	1,672,264	1,647,815	3,076,740	3,550,492

Operating (loss) income	(731,895)	122,268	(1,378,497)	(995,117)

Other income (expense)
Other income	1,051	12,425	2,057	18,304
Other expense	(687)	(407)	(1,464)	(1,848)
Total other income	364	12,018	593	16,456

Net (loss) income	(731,531)	134,286	(1,377,904)	(978,661)

Preferred stock dividends	42,000	42,000	84,000	84,000
Net (loss) income available to common stockholders	$(773,531)	$92,286	$(1,461,904)	$(1,062,661)

Weighted average basic shares outstanding	2,992,853	2,979,952	2,992,421	2,979,952
Weighted average diluted shares outstanding	2,992,853	3,467,138	2,992,421	2,979,952
Basic and diluted (loss) earnings per share	$(0.26)	$0.03	$(0.49)	$(0.36)

Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com

VirtualScopics, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$5,573,576	$7,330,630
Accounts receivable, net	1,861,735	1,725,070
Prepaid expenses and other current assets	371,341	397,699
Total current assets	7,806,652	9,453,399

Patents, net	1,271,586	1,334,420
Property and equipment, net	261,608	221,700
Total assets	$9,339,846	$11,009,519

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$840,540	$846,071
Accrued payroll	685,595	837,611
Unearned revenue	588,187	745,028
Dividends payable	335,333	293,333
Total current liabilities	2,449,655	2,722,043

Commitments and Contingencies

Stockholders' Equity
Convertible preferred stock, $0.001 par value; 1,000,000 and 15,000,000 shares authorized at June 30, 2014 and December 31, 2013, respectively;
Series C-1 3,000 shares authorized; issued and outstanding, 3,000 shares at June 30, 2014 and December 31, 2013; liquidation preference $1,000 per share	3	3
Series B 6,000 shares authorized; issued and outstanding, 600 shares at June 30, 2014 and December 31, 2013; liquidation preference $1,000 per share	1	1
Series A 8,400 shares authorized; issued and outstanding, 2,190 shares at June 30, 2014 and December 31, 2013; liquidation preference $1,000 per share	2	2
Series C-2 3,000 shares authorized; issued and outstanding, 0 shares at June 30, 2014 and December 31, 2013; liquidation preference $1,000 per share	-	-
Common stock, $0.001 par value; 20,000,000 and 85,000,000 shares authorized at June 30, 2014 and December 31, 2013, respectively;
issued 2,992,853 shares at June 30, 2014 and December 31, 2013, respectively; outstanding, 2,992,853 and 2,991,869 shares at June 30, 2014 and December 31, 2013, respectively	2,993	2,992
Additional paid in capital	21,973,237	21,992,619
Accumulated deficit	(15,086,045)	(13,708,141)
Total stockholders' equity	6,890,191	8,287,476

Total liabilities and stockholders' equity	$9,339,846	$11,009,519

Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 info@virtualscopics.com • www.virtualscopics.com